EXHIBIT 10.4

LONG TERM STANDBY COMMITMENT TO PURCHASE

This Long Term Standby Commitment to Purchase (“Commitment”) is made as of August 31, 2015 between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), a corporation organized and existing under the laws of the United States of America and National Rural Utilities Cooperative Finance Corporation, organized and existing under the laws of the District of Columbia (“CFC” or “Seller”).

WHEREAS, the Seller and Farmer Mac each desire to enter into this Commitment, which permits the Seller, at its option, to sell Qualified Loans within a defined portfolio of Qualified Loans to Farmer Mac from time to time during the life of the defined portfolio and obligates Farmer Mac to purchase such Qualified Loans, all under the terms and conditions set forth in this Commitment; and

WHEREAS, the Seller and Farmer Mac have identified a portfolio of Qualified Loans that the parties desire to make subject to the terms and conditions of this Commitment; and

WHEREAS, the Seller and Farmer Mac seek to create a procedure by which the Seller may add additional Qualified Loans to such portfolio from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Commitment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farmer Mac and the Seller agree as follows:

ARTICLE I

DEFINED TERMS

Whenever used in this Commitment, the following words and phrases have the following meanings:

Average Equity to Total Assets: As defined in the Servicing Agreement.

Average Equity to Total Capitalization Ratio: As defined in the Servicing Agreement.

Average Long-Term Debt to Net Utility Plant Ratio: As defined in the Servicing Agreement.

Average Modified Debt Service Coverage Ratio—Distribution: As defined in the Servicing Agreement.

Average Modified Debt Service Coverage Ratio—G&T: As defined in the Servicing Agreement.

Borrower Rating: The borrower rating assigned by the Seller to a Qualified Loan from time to time in accordance with the Seller’s internal risk rating system.

Business Day: Any day other than a Saturday, Sunday or other day Farmer Mac or the Seller is closed for business.

Charter Act: The Farmer Mac Charter Act in Title VIII of the Farm Credit Act of 1971 (12 U.S.C. §§2279aa et seq.), as amended and in effect from time to time.

Commitment Term: From the Effective Date of this Commitment through and including the date on which all Qualified Loans have been purchased or securitized or deemed paid in full (through scheduled payments, prepayments, liquidation or otherwise).

Debt to EBITDA Ratio: As defined in the Servicing Agreement.

Defaulted Qualified Loan: Any Qualified Loan that is delinquent in payment for ninety (90) or more consecutive days or otherwise in material non-monetary default, except as otherwise provided in Article V herein. A Defaulted Qualified Loan that was a Qualified Loan on the date it was added to the Portfolio will be a Qualified Loan for purposes of this Commitment unless the terms of such loan are modified by the Seller, without the consent of Farmer Mac, in a manner that is not authorized under Section 5.01(d) of the Servicing Agreement, except as to (a) subpart (ii) thereof with respect to interest rate conversions or repricings in the ordinary course of business, and (b) subpart (vii) thereof.

Delinquency Report: The report providing information with respect to any delinquent Qualified Loan included in the Portfolio, as provided monthly to Farmer Mac by the Seller pursuant to Section 4.04. The Delinquency Report shall be provided in a Microsoft Excel (XLS) format in accordance with the file specifications reasonably required by Farmer Mac and shall include a description of proposed remedial actions to be taken by the Seller. The current required file specifications for the Delinquency Report are set forth in Exhibit G to this Commitment.

Delivery Date: The date on which the Seller sells a Qualified Loan in the Portfolio to Farmer Mac, which, in the case of Defaulted Qualified Loans, shall be the date that Farmer Mac disburses the purchase proceeds in accordance with Section 5.01, and, in the case of Flex Qualified Loans, shall be the date of delivery of a Qualified Loan to Farmer Mac pursuant to Section 5.02.

Effective Date: The date this Commitment is executed, except with respect to Qualified Loans listed on a Qualified Loan Schedule delivered to Farmer Mac by the Seller pursuant to Section 4.02(b), in which case the Effective Date shall be the first day of the month following receipt of such Qualified Loan Schedule by Farmer Mac.

Eligible Class A Member: Each Class A Member of CFC, as described in CFC’s Bylaws currently in effect, that satisfies the following criteria on the Effective Date of such Member’s Qualified Loan:

(a)Such Member’s Average Long-Term Debt to Net Utility Plant Ratio does not exceed 90%;

(b)Such Member’s Average Modified Debt Service Coverage Ratio—Distribution is at least 1.35;

(c)Such Member’s Average Equity to Total Assets is at least 20%; and

(d)Such Member’s Qualified Loan has a Facility Rating of “4.9” or lower.

Eligible Class B Member: Each Class B Member of CFC, as described in CFC’s Bylaws currently in effect, that satisfies the following criteria on the Effective Date of such Member’s Qualified Loan:

(a)Such Member’s Average Equity to Total Capitalization Ratio at least 25%;

(b)Such Member’s Average Modified Debt Service Coverage Ratio—G&T is at least 1.15;
(c)Such Member’s Average Equity to Total Assets is at least 10%;

(d)Such Member’s Debt to EBITDA Ratio is no greater than 12; and

(e)Such Member’s Qualified Loan has a Facility Rating of “4.9” or lower.

Event of Default: An event described in Article VIII.

Facility Rating: The facility rating assigned by the Seller to a Qualified Loan from time to time in accordance with the Seller’s internal risk rating system.

Flex Qualified Loan: Any Qualified Loan that complies, on the date of its sale to Farmer Mac, with the standards set forth herein for a Qualified Loan.

Governmental Body: Any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the parties.

Liquidated Qualified Loan: Any defaulted Qualified Loan, including any Qualified Loan as to which the related Mortgaged Property is held by Farmer Mac, as to which the Seller has determined that all amounts it expects to recover from or on account of such Qualified Loan have been recovered and have been appropriately distributed.

Liquidation Expenses: Expenses incurred by or on behalf of Farmer Mac or the Seller in connection with the liquidation of any defaulted Qualified Loan, including, without limitation, legal fees and expenses, brokerage commissions paid to third parties, any unreimbursed amounts expended for hazard insurance and environmental reports respecting the related Qualified Loan and any related and unreimbursed expenditures for real estate and conveyance taxes or for property restoration or preservation.

Liquidation Proceeds: For any Defaulted Qualified Loan purchased by Farmer Mac hereunder, cash (including insurance proceeds) received in connection with Farmer Mac’s liquidation of such Defaulted Qualified Loan and, if applicable, ultimate disposition of related property securing such Qualified Loan.

Loan Activity Report: The report regarding activity with respect to each Qualified Loan included in the Portfolio, as provided monthly to Farmer Mac by the Seller pursuant to Section 4.04. The Loan Activity Report shall be based on actual payment activity and provided in a Microsoft Excel (XLS) format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Loan Activity Report are set forth in Exhibit F to this Commitment.

Loan Agreement: An original loan agreement to which the applicable borrower is a party and providing for the Qualified Loan which is evidenced by the related Mortgage Note and, if applicable, secured by the related Mortgage.

Loan Setup File: The information about each Qualified Loan added to the Portfolio, as provided to Farmer Mac by the Seller pursuant to Section 4.04. The Loan Setup File shall be provided in a Microsoft Excel (XLS) format in accordance with the file specifications reasonably required by Farmer Mac. The current required file specifications for the Loan Setup File are set forth in Exhibit E to this Commitment.

Loss Reserve Amount: With respect to any Defaulted Qualified Loan, the amount, if any, by which (a) the sum of the amounts due as described in paragraphs 5.01(b)(I)(iv) and (v) (or paragraphs 5.01(b)(II)(iv) and (v), as applicable) hereof exceeds (b) (x) Liquidation Proceeds less (y) Liquidation Expenses not theretofore reimbursed to either Farmer Mac or the Seller, as appropriate, less (z) the sum of the amounts described in paragraphs 5.01(b)(I)(i) and (ii) (or paragraphs 5.01(b)(II)(i) and (ii), as applicable) hereof. Liquidation Proceeds and Liquidation Expenses shall be allocated among all then outstanding loans from Seller to the borrower, including such Defaulted Qualified Loan.

MBS: Securities issued and/or guaranteed by Farmer Mac that are secured as to 100% of the outstanding principal amount by Qualified Loans.

Mortgage: An original mortgage, deed of trust or other instrument that constitutes a first lien on an interest in real property securing the Mortgage Note. Such Mortgage may be an RUS form of mortgage, a CFC form of mortgage, the form specified by another lender and agreed to by CFC, or an indenture of trust substantially in the form as is usual and customary for rural electric utility borrowers. It is understood that some of the Mortgages provide that one or more promissory notes may be secured by such Mortgage without being specifically identified in such Mortgage and without such Mortgage being amended to reflect such fact.

Mortgage File: The following documents pertaining to the applicable Qualified Loan:

(a)an original or copy of the Mortgage Note endorsed without recourse to Farmer Mac (or to such other Person as directed by Farmer Mac), with all necessary intervening endorsements showing a complete chain of endorsement from the originator to the Seller, if applicable;

(b)if the Qualified Loan is secured by real property, a copy of the applicable Mortgage;

(c)an original or copy of each amendment to the Mortgage Note and, if the Qualified Loan is secured by real property, a copy of each amendment to the Mortgage in Seller’s possession;

(d)an original or copy of the Loan Agreement;

(e)a copy of the Opinion of Counsel of borrower’s counsel; and

(f)if the Qualified Loan is secured by real property, copies of any other security documents (including any UCC-1, UCC-2 or UCC-3 financing statement), that evidence the creation or perfection of a security interest in the related real property and are in the possession of or within the control of the Seller.

Mortgage Note: A promissory note or other evidence of indebtedness of a borrower under a Qualified Loan, together with all riders thereto and amendments thereof.

Opinion of Counsel: A written opinion of counsel of a law firm reasonably acceptable to the recipient thereof. Any Opinion of Counsel may be provided by in-house counsel of a Person if reasonably acceptable to the addressee thereof.

Optional Removal Trigger: With respect to any pool of Qualified Loans identified on a Qualified Loan Schedule, the amount specified, if any, in the Qualified Loan Schedule as to which the Seller would be permitted to remove the pool of Qualified Loans from the Portfolio under Section 10.01(b) if the aggregate unpaid principal balance of the Qualified Loans remaining in the pool is equal to or less than such specified trigger amount, which shall be stated in the Qualified Loan Schedule as a percentage of the aggregate outstanding principal balance of the Portfolio as of the Effective Date.

Permitted Lien: A pledge of any Qualified Loan identified on a Qualified Loan Schedule pursuant to any of the following, as any such document may be amended, restated, supplemented, substituted or otherwise modified from time to time, and as any identified trustee or collateral agent may be substituted from time to time: (i) the Indenture dated as of February 15, 1994, as amended on September 15, 1994 by and between CFC and U.S. Bank National Association, as successor Trustee; (ii) the Indenture dated as of October 25, 2007, by and between CFC and U.S. Bank National Association, as Trustee; (iii) the Amended, Restated and Consolidated Bond Guarantee Agreement, dated as of December 13, 2012, by and between CFC and the United States of America, acting through the Rural Utilities Service; (iv) the Amended, Restated and Consolidated Pledge Agreement, dated as of December 13, 2012, by and among CFC, the United States of America, acting through the Rural Utilities Service, and U.S. Bank National Association, as Collateral Agent; (v) the Second Amended, Restated and Consolidated Pledge Agreement, dated as of July 31, 2015, by and among, CFC, Farmer Mac, U.S. Bank National Association, as Collateral Agent, and Farmer Mac Mortgage Securities Corporation, as Note Purchaser; or (vi) any indenture, bond guarantee agreement or pledge agreement with U.S. Bank National Association, the United States of America acting through the Rural Utilities Service, Farmer Mac, Farmer Mac Mortgage Securities Corporation, or party of similar character, establishing a similar funding program secured by the pledge of certain CFC loans.

Person: An individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Portfolio: All of the groups of Qualified Loans, identified on each of the Qualified Loan Schedules signed by the parties hereto and delivered to Farmer Mac in connection with this Commitment and incorporated herein by reference, which are subject to this Commitment and are eligible to be sold to Farmer Mac under the terms and conditions set forth in this Commitment. Additional pools of Qualified Loans may be added to the Portfolio under this Commitment with the written concurrence of both parties.

Qualified Loan: Any loan, or an interest in a loan (including a Qualified Participation Interest), for an electric facility that satisfies the following criteria, meets the requirements of this Commitment on its Effective Date and which is identified in the Portfolio or which is added to the Portfolio as provided for herein:

(a)The Borrower is either an Eligible Class A Member, an Eligible Class B Member or other Class A or B Member of CFC as approved by Farmer Mac, that has received, or is eligible to receive, a loan from RUS under the Rural Electrification Act of 1936.

(b)Such loan is payable in full upon maturity or amortizes on a level principal or level debt service basis.

(c)Interest is payable on such loan monthly, quarterly, semi-annually or annually, as specified in the applicable Loan Agreement.

(d)On its Effective Date, the Seller will have at least one other loan to the same borrower in the Seller’s portfolio. In addition, on its Effective Date, it will be the intention of the Seller to maintain a credit relationship with such borrower until such time as the loan to such borrower added to the Portfolio pursuant to this Commitment is repaid in full.

(e)No event of default with respect to such loan shall have been declared by the Seller and be continuing on the Effective Date.

(f)Such loan is a performing loan and is not more than thirty (30) days delinquent in payment.

(g)Such loan shall have been documented in accordance with the Seller’s existing practices and procedures at the time, and in form and substance that are substantially similar to the documentation used by Seller for loans of similar character in the Seller’s own loan portfolio as of its Effective Date.

(h)The principal balance of such loan, when aggregated with (x) the aggregate principal balance of all loans to the same borrower previously added to the Portfolio hereunder and (y) the aggregate principal balance of all loans to the same borrower previously sold by Seller to Farmer Mac, will not exceed $50,000,000 (or any higher amount permitted by Farmer Mac and communicated to Seller in writing).

(i)With respect to any loan, the Borrower of which is a Class B Member, the principal balance of such loan, when aggregated with (x) the aggregate principal balance of all other loans to Class B Members previously added to the Portfolio hereunder, (y) the aggregate principal balance of all loans previously sold by Seller to Farmer Mac with respect to Class B Members, and (z) the aggregate principal balance of all loans previously pledged by Seller to Farmer Mac with respect to Class B Members, will not exceed $2.0 billion (or any higher amount permitted by Farmer Mac and communicated to Seller in writing).

Qualified Loan Schedule: A listing of Qualified Loans in a form reasonably required by Farmer Mac. The current form of Qualified Loan Schedule required by Farmer Mac is attached as Exhibit D to this Commitment.

Qualified Participation Interest: An undivided interest in a mortgage loan, including the related mortgage or deed of trust. The related mortgage loan must be a Qualified Loan, and the ratio of the principal balance of the Qualified Participation Interest to the principal balance of the underlying loan will be determined at the time the Qualified Participation Interest is placed into the Portfolio. A Qualified Participation Interest, if transferred to Farmer Mac pursuant to the terms of this Commitment, will have first priority or shared pari passu right in payment and liquidation to the interest not transferred to Farmer Mac. The documentation evidencing the transfer of a Qualified Participation Interest will be agreed upon between the Seller and Farmer Mac at the time the initial Qualified Participation Interest is transferred to Farmer Mac either as a Defaulted Qualified Loan or a Flex Qualified Loan.

Repurchase Price: With respect to any Qualified Loan, the unpaid principal balance thereof together with accrued and unpaid interest thereon to the date of repurchase.

Reserve Amount Total Limit: If applicable, as indicated in the related Qualified Loan Schedule for a pool of Qualified Loans, the maximum aggregate amount of Reserve Payments to be paid by Seller to Farmer Mac during the term of this Commitment. The Reserve Amount Total Limit shall equal with respect to each pool of Qualified Loans listed on a Qualified Loan Schedule, the percentage (as specified in the related Qualified Loan Schedule) of the aggregate outstanding principal balance of the Portfolio as of the Effective Date.

Reserve Payment: If applicable, as indicated in the related Qualified Loan Schedule for a pool of Qualified Loans, an amount to be paid by Seller to Farmer Mac to mitigate a Loss Reserve Amount that Farmer Mac would otherwise incur with respect to a Defaulted Qualified Loan. Such amount shall equal the lesser of (a) the Loss Reserve Amount; and (b) the Reserve Amount Total Limit. The amount of a Reserve Payment shall be reduced by the amount that the aggregate of all Reserve Payments made over the term of this Commitment exceeds the Reserve Amount Total Limit.

Regulatory Authority: Any federal or state governmental authority charged with regulation, supervision, examination and enforcement authority over the Seller and the Seller’s underwriting and servicing practices.

Risk Rating Methodology: The Seller’s current internal risk rating methodology for determining Facility Ratings or Borrower Ratings.

RUS: The Rural Utilities Service of the United States Department of Agriculture, acting by and through the Administrator of the Rural Utilities Service, and including any successor agencies or departments.

Servicing Agreement: The Amended and Restated Master Sale and Servicing Agreement between Farmer Mac and CFC dated as of August 12, 2011.

Standby Purchase Commitment Fee: The periodic amount due Farmer Mac from the Seller for this Commitment. Such amount with respect to any Qualified Loan included in the Portfolio shall be paid in monthly payments in arrears in an amount equal to 1/12th of the applicable fee, multiplied by the unpaid principal balance of such Qualified Loan, as reported monthly by the Seller in accordance with Section 4.04. The applicable fee for any particular Qualified Loan shall be as agreed upon between the parties and set forth in a Qualified Loan Schedule signed by both parties.

Solely for purposes of this definition of Standby Purchase Commitment Fee, the term “unpaid principal balance of such Qualified Loan” shall mean the unpaid principal balance of such Qualified Loan, calculated as of the first day of the month prior to the month in which the Standby Purchase Commitment Fee is to be paid.

Termination Event: With respect to either the Seller or Farmer Mac, (i) any change in law or regulation (or any ruling or interpretation related to any existing law or regulation) that, in the reasonable judgment of such party and as supported by a written opinion of such party’s retained counsel, renders the transaction contemplated hereby void, unenforceable or illegal (in whole or in part) as to such party, (ii) any change in the law, regulations or Financial Accounting Standards adopted by the Financial Accounting Standards Board (or other similar accounting rules) that, in the reasonable judgment of such party and as supported by a written opinion of an independent counsel and/or accounting firm acceptable to both parties, renders the transaction as contemplated hereby unsound as to such party, it being understood by the parties that the treatment of the transaction contemplated hereby as risk management and the weighting of the Qualified Loans, other than Qualified Participation Interests and, if applicable, loans in an amount up to the Reserve Amount Total Limit, in the 20% category for risk-based capital purposes by the Seller and as off-balance sheet assets by Farmer Mac for capital requirements represents the accounting treatment contemplated by the parties, or (iii) any change in the Bank Capital Methodology and Assumptions and Nonbank Financial Institutions Rating Methodology rating criteria as defined in and published by Standard & Poor's Financial Services LLC or its successor that, in the reasonable judgement of Seller renders the transaction as contemplated hereby no longer beneficial for Seller for risk-based capital purpose, it being understood by the parties that the treatment of the transaction contemplated hereby as the weighting of the Qualified Loans, other than Qualified Participation Interest, and, if applicable, loans in an amount up to the Reserve Amount Total Limit, in the 23% category for risk-based capital purpose by the Seller.

ARTICLE II

GENERAL COVENANTS OF THE SELLER

Section 2.01. Performance of Obligations. The Seller hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 2.02. Good Standing. The Seller hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of the Seller as represented in Section 6.03 hereof.

Section 2.03. Further Assurances. The Seller shall, subject to applicable confidentiality requirements, execute and deliver or cause to be executed and delivered to Farmer Mac now, and at any reasonable time or times hereafter at the request of Farmer Mac, all documents, instruments, letters of direction, notices, reports, acceptances, receipts, consents, waivers, affidavits and certificates as Farmer Mac may reasonably request, in form satisfactory to Farmer Mac in order to consummate fully all of the transactions contemplated hereunder.

Section 2.04. Sale, Transfer or Pledge of Portfolio or Servicing Rights. During the Commitment Term, the Seller may not pledge or hypothecate all or any portion of any Qualified Loan or the Portfolio or any of the rights associated with the Portfolio and the Qualified Loans except for Permitted Liens. Notwithstanding the foregoing, Farmer Mac shall not be obligated to purchase any Qualified Loan hereunder unless and until such Qualified Loan is free and clear of any pledge or security interest, including any Permitted Liens. The Seller may sell or transfer the Portfolio or the servicing rights associated with the Qualified Loans only under the terms set forth below.

(a) Farmer Mac will approve the sale or transfer of the Portfolio only if all of the Qualified Loans in the Portfolio are sold or transferred to a purchaser or transferee that is reasonably acceptable to Farmer Mac and that agrees to assume all of the Seller’s obligations hereunder pursuant to a written agreement among the Seller, Farmer Mac and such successor party. If the Seller transfers or sells the Portfolio but retains the right to service the Qualified Loans, the written agreement among the Seller, Farmer Mac and the successor party shall also provide that the payment of the Standby Purchase Commitment Fee shall remain a corporate obligation of the Seller.

(b) Farmer Mac will approve the sale of the servicing rights associated with the Qualified Loans only if such servicing is sold (a) with respect to all Qualified Loans and (b) to one successor servicer reasonably acceptable to Farmer Mac that agrees, pursuant to a written agreement among the Seller, Farmer Mac and such successor servicer, to the obligations of the Seller set forth herein.

(c) Any sale or transfer of the Portfolio or the rights associated with the Portfolio will be subject to a transfer fee of 5 basis points (0.05%) per annum of the aggregate outstanding unpaid principal balance of the Qualified Loans in the Portfolio, to be payable out of the future cash flows on the Qualified Loans.

(d) Upon such transfer, the Seller shall have no further right to include additional Qualified Loans in the Portfolio.

Section 2.05. Indemnification. The Seller shall indemnify and hold Farmer Mac harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (excluding any and all losses, claims, damages, liabilities and expenses related to any delinquency in payment for ninety (90) or more consecutive days or other material non-monetary default of a Qualified Loan, except to the extent such losses, claims, damages, liabilities or expenses are caused directly by Seller’s negligent servicing practices) (collectively, “Losses”) to which Farmer Mac may become subject insofar as such Losses arise out of or are based upon (i) the Seller’s performance of its servicing obligations set forth in this Commitment with respect to the Qualified Loans in the Portfolio prior to sale of the Qualified Loans to Farmer Mac or (ii) a final adjudication of, including any settlement of, any outstanding litigation described in Exhibit C attached to this Commitment. This covenant to indemnify and hold harmless shall survive the sale of the Qualified Loans to Farmer Mac.

Section 2.06. Original Principal Balance. Notwithstanding any other provision of this Commitment, the Seller shall not deliver a Flex Qualified Loan to Farmer Mac for sale if the original principal balance of such Qualified Loan does not meet Farmer Mac’s maximum dollar purchase limitations, in effect as of the Delivery Date, for the purchase of similar Qualified Loans, determined in accordance with the Charter Act.

Section 2.07. Seller Status. The Seller shall deliver all applications, instruments and other documents reasonably requested by Farmer Mac to maintain its status as a Farmer Mac approved seller and servicer.

Section 2.08.     Lien Status of Qualified Loans. The Seller represents and warrants that each loan listed as “secured” in a Qualified Loan Schedule signed by both parties is secured by a validly recorded, filed and perfected lien mortgage shared pari passu and pro rata by the lenders that are parties to the mortgage on the real property securing the Qualified Loan.

Section 2.09. Change in Risk Rating Methodology. The Seller shall deliver written notice to Farmer Mac within 30 days after the occurrence of any of the following material changes to the Seller’s Risk Rating Methodology: (1) any material change to the weighting of the risk rating criteria; and (2) any material change in the criteria in the risk rating.

ARTICLE III

COVENANTS OF FARMER MAC

Section 3.01. Commitment to Purchase Qualified Loans. Farmer Mac hereby covenants to purchase the Qualified Loans in the Portfolio in accordance with the provisions of this Commitment.

Section 3.02. Performance of Obligations. Farmer Mac hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 3.03. Good Standing. Farmer Mac hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of Farmer Mac as represented in Section 7.02 hereof.

ARTICLE IV

PRE-DELIVERY OBLIGATIONS OF THE SELLER

Section 4.01. Payment of Standby Purchase Commitment Fees. With respect to each Qualified Loan listed on a Qualified Loan Schedule signed by both parties, the Seller shall pay to Farmer Mac in immediately available funds, by 12:00 noon (eastern time), on the seventh Business Day of each month, an amount sufficient to pay the Standby Purchase Commitment Fee. If such funds are not received by Farmer Mac by 12:00 noon (eastern time) on such seventh Business Day, the Seller shall pay interest to Farmer Mac on such overdue amount at a rate equal to the federal funds rate. The Seller’s obligation to pay the Standby Purchase Commitment Fee shall begin in the month immediately following the Effective Date with respect to each Qualified Loan and end in the month immediately following the month in which the Commitment Term expires.

Section 4.02. Delivery of Qualified Loan Information. (a) Not later than the tenth day of the month following the date of execution of this Commitment, the Seller shall deliver to Farmer Mac the information required to complete a Qualified Loan Schedule for the Qualified Loans initially to be included in the Portfolio. Such Qualified Loans shall become part of the Portfolio as of the Effective Date upon receipt by Farmer Mac of such Qualified Loan Schedule signed by both Farmer Mac and the Seller. The information required for such Qualified Loan Schedule shall be delivered in an electronic format acceptable to Farmer Mac.

(b) The Seller may deliver to Farmer Mac information required to complete additional Qualified Loan Schedules for any additional Qualified Loans approved by Farmer Mac that the Seller wishes to add to the Portfolio. The Seller shall follow the same requirements for completion of the initial Qualified Loan Schedule. Such additional approved Qualified Loans shall become part of the Portfolio effective on the Effective Date indicated in the related Qualified Loan Schedule upon receipt by Farmer Mac of such Qualified Loan Schedule signed by both Farmer Mac and the Seller. The Standby Purchase Commitment Fee with respect to any such additional Qualified Loans shall be due and payable beginning in the month following the month in which the related Effective Date occurs.

(c) The Seller may deliver to Farmer Mac information required to complete additional Qualified Loan Schedules for any additional Qualified Loans Seller wishes to substitute for any existing Qualified Loan in the Portfolio. Such substitution shall be subject to (i) the substituting Qualified Loan shall have a Facility Rating at the time of substitution equal to or better than the Qualified Loan being substituted or (ii) Farmer Mac’s approval of the new Qualified Loan, which shall not be unreasonably withheld or delayed. The Seller shall follow the same requirements for completion of the initial Qualified Loan Schedule. Such substitute Qualified Loans shall become part of the Portfolio effective on the Effective Date indicated in the related Qualified Loan Schedule upon receipt by Farmer Mac of such Qualified Loan Schedule signed by both Farmer Mac and the Seller. The Standby Purchase Commitment Fee with respect to any such substitute Qualified Loans shall be due and payable beginning in the month following the month in which the related Effective Date occurs. The Seller may not otherwise remove a Qualified Loan from the Portfolio without the prior written consent of Farmer Mac; except, that, (I) if, in connection with the refinance of any Qualified Loan in the ordinary course of business, the Borrower elects to have the loan sold to Farmer Mac pursuant to the Servicing Agreement, such Qualified Loan shall be removed from the Portfolio following notice thereof from CFC to Farmer Mac and neither party shall have any obligation with respect thereto hereunder, or (II) if the Seller refinances, restructures or modifies any Qualified Loan without the written consent of Farmer Mac or in a manner that is not authorized under Section 5.01(d) of the Servicing Agreement (except as to subpart (ii) thereof with respect to interest rate conversions or repricings in the ordinary course of business, and subpart (vii) thereof) , such Qualified Loan shall be removed from the Portfolio and Farmer Mac shall not be obligated to purchase such restructured or modified Qualified Loan. Loan modifications include, but are not limited to, situations where the obligations related to a Qualified Loan are assumed by a new borrower or new guarantor through the acquisition of the original borrower’s or guarantor’s assets and liabilities, whether such acquisition is accomplished via purchase or some other form of corporate merger or consolidation.

(d) If the Seller renews a loan that was included in the Portfolio and has matured, such loan may become part of the Portfolio, without Farmer Mac’s prior review and approval, effective on the related Effective Date indicated on a Qualified Loan Schedule delivered by the Seller to Farmer Mac that contains the required information about the renewed loan; provided that the principal balance of the new loan does not exceed 100% of the unpaid principal balance of the Qualified Loan prior to maturity and renewal. A Qualified Loan may be renewed and added to the Portfolio under this subsection 4.02(d) up to a maximum of two times, after which any such renewed loan may only be added to the Portfolio upon Farmer Mac’s prior review and approval and signing of a Qualified Loan Schedule. With respect to each renewed loan added to the Portfolio pursuant to this subsection 4.02(d), the Seller and Farmer Mac agree that Farmer Mac shall have the right, at any time for a period of 12 months after a loan’s Effective Date, to review the loan files for and conduct due diligence on such loan to determine whether it is a Qualified Loan. If Farmer Mac determines, in its sole discretion, that any such loan was not a Qualified Loan at the time the loan was added to the Portfolio, the applicable Qualified Loan Schedule shall be revised to reflect that such loan is not in the Portfolio, and Farmer Mac shall have no obligation to purchase such loan from the Seller under this Commitment.

Section 4.03. Administration and Servicing of Qualified Loans. (a) The Seller will service the Qualified Loans in the Portfolio using commercially reasonable practices and in substantial compliance with the applicable servicing standards set forth in the sections of Sections 5.01(a) through (f) of the Servicing Agreement pertaining to the servicing of loans and administration of proceeds, except as modified by this Commitment. The Seller may conduct such servicing through the facilities of agents or independent contractors but shall not thereby be released from any of its duties or responsibilities hereunder.

(b) The Seller must maintain or provide for the maintenance of a Mortgage File for each Qualified Loan in the Portfolio. The Seller will provide for the physical segregation of any original Mortgage Notes relating to the Qualified Loans in the Portfolio and hold such Mortgage Notes in a secure environment in accordance with generally accepted industry standards for the custody of mortgage loan documentation. The Seller will maintain or provide for the maintenance of each Mortgage Note in a fire resistant vault, drawer or other suitable depository. The Seller is responsible for maintaining accurate accounting and borrower payment records.

(c) Upon reasonable notice and at any reasonable time during the Commitment Term and subject to applicable confidentiality requirements, Farmer Mac has the right to examine any and all books and records that pertain to the Qualified Loans, any and all accounting reports associated with the Qualified Loans and borrower remittances, and any other reports and documentation that Farmer Mac considers necessary to assure that (i) the Qualified Loans meet the terms and conditions set forth herein and (ii) the Seller is servicing the Qualified Loans in compliance with Sections 5.01(a) through (f) of the Servicing Agreement and this Commitment.

(d) The Seller shall service delinquent Qualified Loans using commercially reasonable practices in substantial compliance with Sections 5.01(a) through (f) of the Servicing Agreement, including timely initiation of loss mitigation efforts. However, the Seller must sell the delinquent Qualified Loan to Farmer Mac prior to completion of the foreclosure process (or other comparable conversion) in accordance with Section 5.01 hereof. If title to the underlying mortgaged property has transferred to the Seller and no right of rescission by the borrower exists, the related Qualified Loan is no longer eligible for sale to Farmer Mac and should be reported as a “payoff” in accordance with the requirements of Section 4.04.

(e)    The Seller shall service all Qualified Loans, and all other loans to borrowers of Qualified Loans (“Related Loans”), in a manner that protects Farmer Mac’s financial interests. In that regard, without Farmer Mac’s prior concurrence, which concurrence shall not be unreasonably withheld, the Seller shall not, without limitation, apply funds received, take or defer taking any servicing action (including restructuring or reamortizing), or waive a substantive default with respect to any Related Loan if so doing materially increases the amount of Farmer Mac’s risk of or actual loss with respect to the relationship (i.e., the Qualified Loan plus all Related Loans).

(f)    With respect to either Qualified Participation Interests or Qualified Loans that are part of a syndication, the Seller shall provide promptly upon receipt any notices, requests for consent, or other information received from the lead lending institution for such Qualified Participation Interest or Qualified Loan, or from any other participant or lending institutions in the syndicate, as applicable. To the extent that the Seller is the lead agent or lead lending institution in the participation arrangement or syndication, as applicable, the Seller shall provide any such notices, requests for consent, or other information to Farmer Mac concurrently with the remaining members of the participation or syndication.

Section 4.04. Reporting Requirements. Not later than the last Business Day of the month in which a Qualified Loan is added to the Portfolio, the Seller shall provide a Loan Setup File to Farmer Mac. Thereafter and until the Qualified Loan is sold to Farmer Mac or otherwise removed from the Portfolio, the Seller shall provide a Loan Activity Report to Farmer Mac not later than the seventh Business Day of each month. In addition, the Seller shall provide a Delinquency Report to Farmer Mac on or before the tenth day of each calendar month (or if such tenth day is not a Business Day, the next succeeding Business Day) to the extent that any of the Qualified Loans included in the Portfolio are delinquent.

ARTICLE V

DELIVERY OF AND PAYMENT FOR QUALIFIED LOANS

Section 5.01. Defaulted Qualified Loans. (a) Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, in exchange for cash, any Defaulted Qualified Loan. The election by Seller to sell to Farmer Mac any Defaulted Qualified Loan shall not trigger any obligation on the part of Seller to sell other Defaulted Qualified Loans that are under this Commitment. Notwithstanding the foregoing, prior to transfer of ownership of a mortgaged property from the borrower to the Seller as a result of loss mitigation efforts, a foreclosure proceeding or other comparable conversion, the Seller shall sell to Farmer Mac the related Defaulted Qualified Loan regardless of the amount of time such Qualified Loan has been delinquent.

(b)(I)    The purchase price for any Defaulted Qualified Loan shall equal the unpaid principal balance of the Qualified Loan, as reported to Farmer Mac in accordance with Section 4.04, in the month in which the Seller elects to sell such Qualified Loan. The purchase price for a Defaulted Qualified Loan shall not include accrued or delinquent interest or foreclosure or related costs or expenses. Liquidation proceeds or other payments with respect to such Defaulted Qualified Loan shall be applied as follows:

(i)	To the Seller, unpaid interest accruing at the note rate on the Qualified Loan while held by the Seller, but not to exceed interest accruing through 6 months following the first delinquency.

(ii)	To the party making protective advances and paying liquidation expenses and REO expenses, reimbursement for such advances and expenses.

(iii)	To the servicer, unpaid servicing fees accrued during the period Farmer Mac owned the Defaulted Qualified Loan.

(iv)	To Farmer Mac, unpaid interest accruing at the note rate less the applicable servicing fee rate on the Qualified Loan from the date purchased by Farmer Mac until the date of liquidation.

(v)	To Farmer Mac, the outstanding principal amount of the Qualified Loan.

(vi)
To the Seller, unpaid interest accruing at the note rate on the Defaulted Qualified Loan from the date through which the Seller was paid for the interest by Farmer Mac until the date Farmer Mac purchased the Defaulted Qualified Loan.

(vii)	To the Seller, default interest accruing while the Seller held the Defaulted Qualified Loan.

(viii)	To Farmer Mac, the remainder, if any.

(II)    The purchase price for any Defaulted Qualified Loan that is a Qualified Participation Interest shall equal the unpaid principal balance of the Qualified Participation Interest, as reported to Farmer Mac in accordance with Section 4.04, in the month in which the Seller elects to sell such Qualified Participation Interest. The purchase price for a Defaulted Qualified Loan that is a Qualified Participation Interest shall not include accrued or delinquent interest or foreclosure or related costs or expenses. Liquidation proceeds or other payments with respect to the pro rata portion of the loan underlying such Defaulted Qualified Loan that is a Qualified Participation Interest shall be applied as follows:

(i)
To the Seller, unpaid interest accruing at the note rate on the Qualified Participation Interest while it was held by the Seller, but not to exceed interest accruing through 6 months following the first delinquency on the loan.

(ii)	To the party making protective advances and paying liquidation expenses and REO expenses, reimbursement, on a pro rata basis, for such advances and expenses.

(iii)
To the applicable servicer, their pro rata portions of any unpaid servicing fees accrued on the underlying loan during the period Farmer Mac owned the Defaulted Qualified Loan that is a Qualified Participation Interest.

(iv)
To Farmer Mac, the unpaid interest accruing at the note rate less the applicable servicing fee rate on the Qualified Participation Interest from the date purchased by Farmer Mac until the date of liquidation.

(v)	To Farmer Mac, the outstanding principal amount of the Qualified Participation Interest.

(vi)
To the Seller, unpaid interest accruing at the note rate on the Qualified Participation Interest from the date through which the Seller was paid for the interest by Farmer Mac until the date Farmer Mac purchased the Qualified Participation Interest.

(vii)	To the Seller, default interest on a pro rata basis accruing on the underlying loan prior to Farmer Mac’s purchase of the Defaulted Qualified Loan that is a Qualified Participation Interest.

(viii)	To Farmer Mac, the remainder, if any.

The purchase proceeds, as well as any reimbursement of a portion of the Standby Purchase Commitment Fee, as described in Section 5.04, will be disbursed by wire transfer to the Seller on the first Business Day of the month following Farmer Mac’s confirmation of receipt of a completed Purchase Request and Certification as described in subsection (c) below. The parties acknowledge and agree that so long as the Seller is servicer of the Qualified Loan and to the extent any funds in the Collection Account (as defined in the Servicing Agreement) are allocable to Seller’s pro rata portion of the Qualified Loan, Seller shall be entitled at any time to withdraw such funds, as such funds are not required to be deposited in such Collection Account.

(c)    No later than the seventh Business Day of any month in which the Seller elects to sell Defaulted Qualified Loans to Farmer Mac, the Seller will do the following:

(i)    deliver a Purchase Request and Certification electronically and in hard copy, in the form of Exhibit B attached hereto, listing the Farmer Mac loan number and unpaid principal balance of the Qualified Loans that have become Defaulted Qualified Loans that the Seller wishes to sell to Farmer Mac either as whole loans or participation interests. The Purchase Request and Certification shall be delivered to Farmer Mac via facsimile transmission (number 202-872-7713).

(ii)prepare and deliver the Mortgage File, as well as original executed versions of each Mortgage Note in the Mortgage File, to Farmer Mac. Only Farmer Mac’s loan records as reflective of the reports submitted by the Seller under Section 4.04 hereof shall determine the proceeds that the Seller is entitled to receive for Farmer Mac’s purchase of Defaulted Qualified Loans.

(d)    As of its Delivery Date, a Defaulted Qualified Loan sold to Farmer Mac (or as to which a participation interest is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing terms of Article V of the Servicing Agreement. It is the express and specific intent of the parties hereto that the sale of a Defaulted Qualified Loan sold to Farmer Mac (or as to which a participation interest is sold to Farmer Mac) as provided herein is and shall be construed for all purposes as a true and absolute sale of such loan, and shall provide Farmer Mac with the full benefits of ownership of such loan.

(e)    The Seller and Farmer Mac agree that, if a Defaulted Qualified Loan sold to Farmer Mac subsequently becomes current in payments under its original terms without being restructured, Farmer Mac may, in its sole discretion, sell such Qualified Loan, provided, however, the Seller shall have a right to first refusal to purchase such Qualified Loan for a price equal to the unpaid principal balance plus any accrued interest on such Qualified Loan. In the event of such re-purchase by Seller, such Qualified Loan will thereafter be listed on the applicable Qualified Loan Schedule and be a part of the Portfolio subject to this Commitment.

(f)    If the Qualified Loan Schedule indicates that the related pool of Qualified Loans is subject to Reserve Payments by specifying a Reserve Amount Total Limit, then no later than the fifth Business Day following the date that a Defaulted Qualified Loan sold to Farmer Mac becomes a Liquidated Qualified Loan, Seller will pay to Farmer Mac any related Reserve Payment.

Section 5.02. Flex Qualified Loans. (a) Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, from time to time, at any time during the Commitment Term, in exchange for cash, some or all Flex Qualified Loans, subject to Farmer Mac’s then-current requirements for its Cash Window Program for cash purchases, and any other terms mutually agreed between the parties at the time of sale. Flex Qualified Loans sold to Farmer Mac for cash pursuant to the terms of this section shall be sold at the price agreed by Farmer Mac and the Seller at the time of sale based on Farmer Mac’s then-required net yield for cash window purchases of the same product type as such Qualified Loans.

(b)    Prior to the removal of a Flex Qualified Loan from the Portfolio, the Seller will contact Farmer Mac to enter into a mandatory commitment to sell such Flex Qualified Loan to Farmer Mac in accordance with the procedures set forth for selling loans in the Servicing Agreement. In the month in which the Seller elects to sell Flex Qualified Loans to Farmer Mac, the Seller will report, in accordance with the loan level reporting requirements set forth in Section 4.04, the removal of the Qualified Loan from this Commitment by reporting a zero unpaid principal balance.

(c)    The Seller shall sell Flex Qualified Loans pursuant to subparagraph (a) in the month in which the Qualified Loan is removed from this Commitment.

(d)    No later than the last Business Day of the month of the sale to Farmer Mac of Flex Qualified Loans, the Seller shall supply to Farmer Mac a Loan Setup File including each such Flex Qualified Loan.

(e)    As of its Delivery Date, a Flex Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing provisions of Article V of the Servicing Agreement.

Section 5.03. [RESERVED].

Section 5.04. Mandatory Flex Participation Interests. (a) Upon election by the Seller to deliver a Flex Qualified Loan to Farmer Mac pursuant of this Commitment, Farmer Mac shall be entitled to perform such due diligence as to allow it to determine the value of the related mortgaged property at the time of purchase by Farmer Mac. In the event that (i) Farmer Mac determines that the outstanding principal balance of such Qualified Loan exceeds the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac program at the time of purchase by Farmer Mac and (ii) if applicable, such Qualified Loan is not insured or guaranteed by a qualified mortgage insurer approved by Farmer Mac, Farmer Mac shall so notify the Seller and shall purchase only a pro rata participation interest in such Qualified Loan. Such pro rata participation interest shall be calculated to result in the loan-to-value ratio (based on an appraisal) of Farmer Mac’s participation interest being equal to the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac loan product.

(b)    In the event that Farmer Mac accepts delivery of only a participation interest in a Qualified Loan as described in paragraph (a) above, Farmer Mac shall reimburse the Seller for a portion of the Standby Purchase Commitment Fee collected with respect to such Qualified Loan. The amount of reimbursement due to the Seller as described in the preceding sentence shall be the difference between (A) the amount of Commitment Fee collected over the preceding twelve (12) months and (B)(I) the amount in the preceding clause (A) times (II) the pro-rata percentage of the participation interest purchased by Farmer Mac relative to the outstanding balance of the Qualified Loan at the time of Farmer Mac’s purchase of such participation interest.

Section 5.05. Custodian. (a) For any Qualified Loan purchased by Farmer Mac under Article V hereof and unless Farmer Mac has directed otherwise, Seller shall act as custodian for the Mortgage File for such Qualified Loan. The Participation Custodian shall manage all aspects of the custodial process for the Mortgage File, including:

(i)Maintaining the Mortgage File separate from all other loan files owned or serviced by the Seller, and maintaining books and records for each Qualified Loan serviced by it which shall be clearly marked in its loan servicing system to reflect the sale of the Qualified Loan and the ownership of each Qualified Loan by Farmer Mac;

(ii)Maintaining the Mortgage File in a secure location, in accordance with the Seller’s customary business practices; and

(iii)Generating custodian reports or performing other custodial duties as may reasonably be requested by Farmer Mac.
(b)    Seller shall hold Farmer Mac and its officers and employees harmless from any liability, loss, or damage in connection with the loss, theft, or destruction of any Mortgage Files while such Mortgage Files are in the possession, custody or control of the Seller pursuant to this Section 5.05.

(c)If Farmer Mac has notified the Seller that an entity other than the Seller shall serve as custodian of the Mortgage File for such Qualified Loan in accordance with this Section 5.05, the Seller agrees to cooperate with Farmer Mac and the designated custodian to transfer the Mortgage File and all of its contents and take such other commercially reasonable action that Farmer Mac determines in its sole discretion is necessary or appropriate to transfer custody of the Mortgage File to the designated custodian.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that:

Section 6.01. Seller’s Status. As of the date of this Commitment and each Effective Date:

(a)    Each loan listed in a Qualified Loan Schedule is a Qualified Loan.

(b)    The Seller is a cooperative association duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Seller holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any real property securing any Mortgage is located to the extent necessary to ensure the enforceability of each Qualified Loan.

(c)    The Seller has the requisite power and authority to execute and deliver this Commitment, to service and administer all the Qualified Loans identified on each Qualified Loan Schedule in accordance with the terms of this Commitment, and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Commitment. The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(d)    The Seller is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Commitment, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(e)    No action, suit or proceeding is pending or, to the best of the Seller’s knowledge, threatened against it that would prohibit it from entering into this Commitment or performing its obligations hereunder or, in the reasonable opinion of the Seller has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated hereby.

(f)    The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Seller or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Seller hereunder.

(g)    The execution and delivery of this Commitment by the Seller and the performance and compliance with the terms of this Commitment by the Seller will not violate the Articles of Incorporation or Bylaws of the Seller, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Seller is a party or which may be applicable to the Seller, or any of its assets.

(h)    No Event Default under Section 8.01 below has occurred and is continuing and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute an Event Default under Section 8.01 below.

Section 6.02. Showings. The Seller has delivered to Farmer Mac on or prior to the date of execution of this Commitment an officer’s certificate substantially in the form set forth in Exhibit A.

Section 6.03.    Fraudulent Conveyance. The performance of the Seller’s obligations under this Commitment does not constitute a fraudulent conveyance within the meaning of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the rights of creditors.

Section 6.04.    Portfolio Requirements. As of the Effective Date with respect to a Qualified Loan, such Qualified Loan has not been purchased or securitized by Farmer Mac, paid in full (through scheduled payments, prepayments or otherwise) or otherwise removed from the Portfolio under the terms and conditions set forth in this Commitment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF FARMER MAC

Farmer Mac represents and warrants that:

Section 7.01. Consents and Approvals. No consents or approvals of any Person are or will be required which have not or will not have been obtained for the execution and delivery of this Commitment or the performance of any obligations hereunder.

Section 7.02. Corporate Existence and Power. Farmer Mac is an instrumentality of the United States, created and existing under the laws of the United States, duly organized, validly existing and in good standing under the laws governing its creation and existence, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into this Commitment.

Section 7.03. Authorization and Non-contravention. The execution, delivery and performance by Farmer Mac of this Commitment are within Farmer Mac’s corporate power and have been duly authorized by all necessary corporate action on the part of Farmer Mac (no action by its shareholders being required) and will not: (i) violate or contravene any law, regulation, judgment, injunction, order, decree or other instrument currently binding on Farmer Mac; or (ii) violate, contravene or constitute a default under any provision of the Charter Act or of any agreement, contract, mortgage or other instrument currently binding on Farmer Mac.

Section 7.04. Binding Effect. This Commitment constitutes a valid and legally binding agreement of Farmer Mac enforceable against Farmer Mac in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting creditors’ rights generally.

Section 7.05. Governmental Consents. No consent, approval, authorization or order of any Governmental Body is required, and no filing need be made with any Governmental Body, in connection with the execution, delivery and performance by Farmer Mac of this Commitment or the consummation by Farmer Mac of the transactions contemplated hereby.

Section 7.06. Compliance with Laws. Farmer Mac is not in violation of any statute, rule or regulation of any Governmental Body or any order of any court or arbitrator, the violation of which, considered in the aggregate, could materially adversely affect the business, operations or properties of Farmer Mac.

Section 7.07.    Litigation. There are no actions, suits, or proceedings pending or, to the best knowledge of Farmer Mac, threatened, or any judgment or order entered against Farmer Mac or its assets in any court or before any Federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality which is likely to be adversely determined and which if adversely determined will materially, adversely affect its business or financial condition or the validity and enforceability of this Commitment or its ability to perform in accordance with this Commitment.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Seller Events of Default. Any one or more of the following acts or occurrences by the Seller shall constitute an Event of Default under this Commitment:

(a)    failure by the Seller to pay the Standby Purchase Commitment Fee or any Reserve Payment, if applicable, in accordance with the terms of this Commitment; or

(b)    failure by the Seller to observe or perform any covenant or agreement contained in Section 2.06 herein; or

(c)    failure by the Seller to observe or perform any other covenants or agreements set forth in this Commitment or in the Servicing Agreement which continues unremedied for a period of thirty (30) days after the Seller first acquires knowledge or receives notice thereof; or

(d)    any covenant, representation, warranty or statement made by the Seller herein or in any certificate delivered in connection herewith shall prove to have been incorrect in any material respect when made; provided that if the incorrect matter as to which such representation or warranty relates is capable of being cured, it shall not constitute an Event of Default hereunder unless the Seller fails to correct such matter within thirty (30) days after the Seller shall first acquire knowledge or receive notice thereof; or

(e)    a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller; or

(f)    the Seller consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Seller or all or substantially all of its property; or

(g)    the Seller admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Section 8.02. Farmer Mac Events of Default. Any one or more of the following acts or occurrences by Farmer Mac shall constitute an Event of Default under this Commitment:

(a)    failure to purchase an eligible Qualified Loan or a Qualified Participation Interest pursuant to the terms of this Commitment or reimburse a portion of the Standby Purchase Commitment Fee pursuant to Section 5.04(b); or

(b) failure by Farmer Mac to observe or perform any other covenants or agreements set forth in this Commitment which continues unremedied for a period of thirty (30) days after Farmer Mac first acquires knowledge or receives notice thereof; or

(c) any covenant, representation, warranty or statement made by Farmer Mac herein shall prove to have been incorrect in any material respect when made; or

(d) a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Farmer Mac; or

(e) Farmer Mac consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to Farmer Mac or all or substantially all of its property; or

(f) Farmer Mac admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

ARTICLE IX

REMEDIES

Section 9.01. Remedies of Farmer Mac. Upon the occurrence of any Event of Default by the Seller hereunder, unless such Event of Default has been cured, Farmer Mac may, at its option:

(a)    terminate this Commitment and refuse to accept delivery of additional Defaulted Qualified Loans for purchase hereunder; and/or

(b)    solely for any Event of Default related to Section 6.01(a) hereunder, direct the Seller to repurchase the affected Qualified Loan sold to Farmer Mac by remitting the Repurchase Price to an account designated by Farmer Mac.

Notwithstanding the foregoing, the parties agree and acknowledge that Farmer Mac is entitled to seek any and all legal and/or equitable remedies that may be available to Farmer Mac under applicable law for any Seller Event of Default.

Section 9.02. Remedies of Seller. Upon the occurrence of any Event of Default by Farmer Mac hereunder, the Seller may, at its option, terminate this Commitment; provided however, that:

(a) Upon an Event of Default under Section 8.02(b), (c) or, in the case of the appointment of a conservator only, (d), the Seller may terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

(b) Upon an Event of Default under 8.02(a), the Seller may: (i) elect to require that the purchase price be paid by the issuance of an MBS backed by such Qualified Loan or (ii) terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

Section 9.03. Remedies Not Exclusive. Unless otherwise expressly provided, no remedy conferred herein or reserved to any party is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity; provided, however, that in no event shall either party have any liability to the other party with respect to consequential damages.

Section 9.04. Delay or Omission Not Waiver. No delay or omission of either party to exercise any right or remedy provided hereunder upon an Event of Default (except a delay or omission pursuant to a written waiver) shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein. Every right and remedy given by this Article IX or by law to either party may be exercised from time to time, and as often as may be deemed expedient by either party. In order to entitle either party to exercise any remedy reserved to such party in this Article IX, it shall not be necessary to give any notice unless otherwise provided in Sections 9.01 or 9.02.

ARTICLE X

MISCELLANEOUS

Section 10.01. Termination Event; Removal of Qualified Loans from Portfolio.

(a)    Farmer Mac and the Seller each must give the other party written notice of the occurrence of a Termination Event. In the case of a Termination Event, such notice shall be accompanied by an opinion of counsel or an opinion of an independent accounting firm, if applicable, supporting the conclusion that a Termination Event has occurred. Upon the declaration of the occurrence of a Termination Event, this Commitment shall terminate only in respect to the Qualified Loans affected by the Termination Event and be of no further force or effect.

(b)    If the Qualified Loan Schedule specifies an Optional Removal Trigger for the related pool of Qualified Loans, then notwithstanding the provisions of Section 4.02(c), the Seller may remove all (but not part) of a pool of Qualified Loans identified on a Qualified Loan Schedule from the Portfolio without the prior written consent of Farmer Mac to the extent that the aggregate unpaid principal balance of the Qualified Loans remaining in the applicable pool is less than or equal to the Optional Removal Trigger. Seller shall provide Farmer Mac with not fewer than thirty (30) days written notice of its intent to remove a pool of Qualified Loans from the Portfolio pursuant to this Section 10.01(b). Upon removal of any pool of Qualified Loans from the Portfolio, Farmer Mac shall not be obligated to purchase any Qualified Loan contained in such pool in the future under the terms of this Commitment.

Section 10.02. Accounting/Capital Treatment. Neither Farmer Mac nor any of the directors, officers, employees or agents of Farmer Mac shall be under any liability for the accuracy, legality or soundness of the Seller’s intended accounting or capital treatment of the transaction contemplated by this Commitment or for the Seller’s interpretation of any accounting rules relating to its intended accounting or capital treatment of this transaction.

Section 10.03. Servicing. In connection with the servicing of the Qualified Loans in the Portfolio, although the Seller agrees to comply (or cause its subservicer to comply) in all material respects with the applicable servicing standards set forth in the Servicing Agreement, the parties agree that the Seller is not servicing the Portfolio for Farmer Mac until the Qualified Loans are removed from the Portfolio and sold to Farmer Mac.

Section 10.04. Reserved.

Section 10.05. Benefit of Commitment. Any reference to any of the parties to this Commitment shall be deemed to include the successors and assigns of such party. All covenants and agreements herein contained are for the benefit of the parties hereto only, and nothing expressed or implied herein is intended to be for the benefit of any other Person.

Section 10.06. Amendments and Waivers. No term, covenants, agreement or condition of this Commitment may be amended, nor any compliance therewith waived (either generally or in a particular instance and either retrospectively or prospectively) except by an instrument in writing duly executed and delivered by the parties hereto.

Section 10.07. Notices. All notices and communications provided for hereunder shall be in writing and shall be delivered by legible telecopy (receipt confirmed by telephone) or by a means that guarantees over-night delivery. All notices and communications shall be addressed as follows.

If to the Seller:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Telephone: 703-467-7402
Facsimile: 703-467-5178
Attn: Andrew Don, Senior Vice President
& Chief Financial Officer

With a copy to:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Telephone: 703-467-1872
Facsimile: 703-467-5651
Attn: Roberta B. Aronson, Esq., Senior Vice President
& General Counsel

If to Farmer Mac:

Farmer Mac
Attention: General Counsel
1999 K Street, N.W.
4th Floor
Washington, DC 20006
Facsimile: (202) 872-7713

Section 10.08. Attorneys’ Fees. If a legal action is commenced in connection with any dispute under this Commitment, the prevailing party shall be entitled to reasonable attorney fees, costs, and necessary disbursements incurred in connection with the related action as determined by the court.

Section 10.09. Severability. If any provision of this Commitment shall be invalid, illegal or unenforceable, such provision shall be severable from the remaining provisions of this Commitment, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.10. Multiple Counterparts. This Commitment may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be, and shall be deemed to be, an original.

Section 10.11. Governing Law. The terms of this Commitment shall be construed and interpreted in accordance with federal law. To the extent federal law incorporates state law, that state law shall be the laws of the District of Columbia, without regard to the conflicts of laws provisions thereof.

Section 10.12. Termination. This Commitment shall terminate on the earlier of (a) the last day of the Commitment Term, (b) the date upon which the actions required upon the occurrence of a Termination Event, as set forth in Section 10.01, have been fulfilled by the Seller or Farmer Mac, as applicable, (c) at Farmer Mac’s or the Seller’s option, as applicable, the date upon which an Event of Default has occurred with respect to the other party, and (d) the date specified in a notice of termination delivered by Seller, at Seller’s discretion, provided such notice is delivered at least two (2) years after the Effective Date of this Commitment and provides at least six (6) months prior notice of such termination.

Section 10.13. Time is of the Essence. Time is of the essence for all of the terms and provisions of this Commitment.

[Remainder of Page Intentionally Blank – Signature Page Follows]
IN WITNESS WHEREOF, the parties hereto have caused this Commitment to be duly executed by their duly authorized officers or representatives as of the date above first written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:    /s/ R. Dale Lynch
Name:    R. Dale Lynch
Title:    CFO, EVP

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By:    /s/ J. Andrew Don
Name: J. Andrew Don
Title: Senior Vice President and Chief Financial Officer

EXHIBIT A

OFFICER’S CERTIFICATE
of

_______________________________ (the “Seller”)
[Institution’s Name]

I, ________________, a duly appointed or elected officer of the Seller hereby certify as follows:

1.
The Seller has the requisite authority under its articles of incorporation and by-laws (or similar organizational documents) to enter into and perform under the Long Term Standby Commitment to Purchase (the “Commitment”) between the Seller and the Federal Agricultural Mortgage Corporation.

2.	The Seller has taken such action, including the adoption of resolutions if necessary, to authorize the Seller’s entry into and performance under the Commitment.

3.	The person or persons who signed the Commitment on behalf of the Seller are authorized to execute and deliver the Commitment on behalf of the Seller.

IN WITNESS WHEREOF, I have signed this Officer’s Certificate this ______ day of _________, in the year ___________.

By:__________________________________
                        Name:
                        Title:

EXHIBIT B
PURCHASE REQUEST AND CERTIFICATION

TO:	[ ]
Farmer Mac
1133 21st Street, N.W.
Suite 600
Washington, D.C. 20036

DATE:	_________ [No later than the 7th business day of the month]

SELLER PURCHASE REQUEST AND CERTIFICATION

Farmer Mac Seller ID:

The following Qualified Loans have become Defaulted Qualified Loans pursuant to the Long-Term Standby Commitment to Purchase entered into between Farmer Mac and [NAME OF SELLER] (the “Seller”) as of [DATE] (the “Commitment”). Accordingly, the Seller certifies that (i) all the information contained in the Qualified Loan Schedule submitted to the Custodian is correct and (ii) upon payment of the purchase price, the Seller will transfer an undivided interest in such Qualified Loans or Qualified Participation Interests to Farmer Mac. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment.

Farmer Mac Loan #            Current whole loan UPB    Participation Interest and %
________________________
________________________
________________________

[NAME]

By:
[Authorized Officer]

Contact Person:
Name:
Phone #:
Address:

EXHIBIT C
PENDING LITIGATION SCHEDULE

Except as disclosed in the Seller’s Form 10-K filed with the U.S. Securities and Exchange Commission on August 26, 2015, none.

EXHIBIT D
Qualified Loan Schedule: [Name of Seller and Related Pool Identifier]    Effective Date: [Fill in date]
Loan Advance     Interest     Effective Date      FAMC      Commitment      Maturity     Payment
Loan Number     Borrower Name     Date    Rate Type    Balance    Participation     Fee Rate     Date    Frequency
Total Number of Loans:    [_____]    Weighted Average Commitment Fee:    [_______]%    Total Scheduled Balance of Loans:    $[________]

The loans listed in this Qualified Loan Schedule (“QLS”) have been included in the Seller’s Portfolio under the Long Term Standby Commitment to Purchase Agreement between Farmer Mac and the Seller (the “Commitment”) based on information provided to Farmer Mac by the Seller. Seller acknowledges that the due diligence procedures Farmer Mac performs prior to signing a QLS vary depending on the characteristics of the loans nominated by the Seller for inclusion in the Portfolio and do not necessarily include a review of loan files by Farmer Mac for conformity with Farmer Mac’s requirements. The Seller further acknowledges that it remains fully obligated under its representations and warranties with respect to each of the loans listed on this QLS, as set forth in Section 6.01 of the Commitment, and subject to the remedies for any breach of those representations and warranties.

The Seller acknowledges that payment of the Standby Purchase Commitment Fee and submission of the monthly loan activity report are due on or before the 7th Business Day of each month, beginning the month after the month of the Effective Date. Failure to pay the Standby Purchase Commitment Fee in accordance with the terms of the Commitment requires interest to be paid on any overdue amount and constitutes an Event of default for which Farmer Mac may terminate the Commitment. The Seller certifies that the information contained in this Qualified Loan Schedule is accurate.

Optional Removal Trigger Percentage:______ (if none specified, then 0%)
Reserve Amount Total Limit:_______ (if none specified, then 0%)

[Name of Seller]
Signature:
Name:
Title:

Federal Agricultural Mortgage Corporation
Signature:
Name:
Title:

QUALIFIED LOAN SCHEDULE

EXHIBIT E
FILE SPECIFICATIONS FOR LOAN SETUP FILE

LONG TERM STANDBY COMMITMENT, BASIC SETUP FILE

Field Number	Field Name	Format Example	Description
1	Coop ID	DC001	Alphanumeric RUS Cooperative ID
2	Coop Name	FMAC Example Coop	Name of Cooperative
3	Loan Numbers	DC00190000001	Alphanumeric loan identification number (specified by counterparty)
4	Facility Type	PC	Type of Loan Program (PC = Standby; LUM = Loan Purchase)
5	Unpaid Principal Balance	2093377.20	Outstanding balance of loan at the time of submissions (just the portion participated to Farmer Mac)
6	Pool Effective Date	8/1/2015	Effective date of the purchase commitment
7	Maturity Date	8/1/2025	Date the loan matures
8	Amortization End Date	8/1/2030	Final amortization end date (must be equal to or greater than maturity)
9	Amortization Basis	Level Debt	Type of amortization (Level Debt, Interest Only, Level Principal, Custom)
10	Payment Frequency	6	Number of months between interest and principal payments (Annual=12, Semi-annual=6, Quarterly=3, Monthly=1)
11	Interest Rate Term	1.00	Years interest rate is fixed
12	Remaining Loan Term	10.00	Years remaining until last payment
13	Interest Rate Set Date	9/1/2014	Date the interest rate was last set
14	Annual Commitment Fee Rate	.0020	Annualized fee paid to Farmer Mac to commit to purchase loan
15	Current Note Rate	.0400000	The note rate at the time of submission
16	Loan Advance Date	8/1/2013	Date the loan was originally settled or originated
17	Interest Payment Type	LTF	Type of interest rate product (LTV or variable and LTF or fixed)
18	Day Count Convention	30/360	Loan accounting day count convention (30/360, ACT/360, 30/365, ACT/365, ACT/ACT)
19	Next Repricing Date	9/1/2016	Next date on which the loan will change its rate (Adjustable only)
20	Reset Margin	.0250000	Amount of margin added to index value at the time of reset (Adjustable only)
21	Rate Reset Index	1ML	Index to which the loan's rate will change (Adjustable only; "Internal" if internal, non-published index)
22	Loan Participation	0	Farmer Mac is participating only on a portion of the note (boolean; 0 = no and 1 = yes)
23	Percent Participation	.50	Percentage of total loan that Farmer Mac is a participant

EXHIBIT F
FILE SPECIFICATIONS FOR LOAN ACTIVITY REPORT

LTSPC & Security, Periodic File
Field Number	Field Name	Type	Max Length	Format Example	Description/ Comments
1	Coop ID	AN	50	DC001	Alphanumeric RUS Cooperative ID
2	Loan Number	AN	50	DC00190000001	Alphanumeric loan identification number (specified by counterparty)
3	Prior Month Balance	Numeric	32	1000000	Balance of the loan or participation amount at the beginning of the period before any payments applied (i.e., first of month)
4	Ending Period Balance	Numeric	32	1000000	Balance of the loan or participation amount at the end of the period after any payments applied (i.e., end of month)
5	Current Note Rate	Numeric	32	.0360000	Current effective interest rate of note at the beginning of the period
6	Accrued Interest	Numeric	32	3000	Amount of accrued interest during the monthly period
7	Delinquency Code	Numeric	2	1	Loan past due indicator at end of period
8	Periodic Report Date	Date	10	8/1/2015	Date of the reporting period (always first of month)
9	Commitment Fee	Numeric	32	8/1/2030	Amount of commitment fee paid to Farmer Mac for month (on a 30/360 basis: beginning balance * fee rate / 12)
10	Action Code	Numeric	3	50	Code corresponding to servicing actions or payoffs
11	Last Payment Effective Date	Date	10	7/31/2015	Date the loan last paid principal and/or interest (used to evaluate days past due)

LEGEND ONE: ACTION CODE		LEGEND TWO: DELINQUENCY CODE
0	No Action Code	1	Current
10	Delinquent Loan Purchase by Farmer Mac	2	30-59 Days Delinquent
20	Loan Paid Off	3	60-89 Days Delinquent
30	Removed Loan from LTSC (with consent from FAMC)	4	90+ Days Delinquent
40	Modified LTSC Loan (Seller will add Loan to Setup File)	5	Foreclosure
50	New Loan Added to LTSC (Seller will add to Setup File)	6	Bankruptcy
60	Repriced LTSC Loan (Loan Number Updated)	7	REO
		8	Ready to purchase

EXHIBIT G
FILE SPECIFICATIONS FOR DELINQUENCY REPORT

DISTRESSED LOAN REPORTING - ALL PRODUCTS
Field Number	Field Name	Type	Max Length	Format Example	Description/ Comments
GENERAL DELINQUENCY SECTION
1	Loan Number	AN	50	123456	Unique Loan number assigned by Farmer Mac
2	Report Date	Date	19	MM/DD/YYYY	Delinquency Reporting Date
3	Borrower Last Name	AN	50	Text	Last Name\ Entity Name of First Borrower Listed on Related Borrower Setup File
4	Payment Due Date	Date	19	MM/DD/YYYY	Date the Original Delinquent Payment was Due
5	Delinquency Status Code	Numeric	11	300	Legend One*
6	Delinquency Reason Code	Numeric	11	300	Legend Two*
9	Servicer Comments	Memo	512	Text	Completed by Central Servicer

APPENDIX A

LEGEND ONE:
Code	Delinquency Status	Delinquency Reason Description
1	Pending Action	Delinquency is being resolved by servicer, but no formal action has been taken.
2	Foreclosure	The servicer has referred the case to an attorney to take legal action to acquire the property through a foreclosure sale.
3	Chapter 7 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Act.
4	Chapter 11 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Act.
5	Chapter 12 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 12 of the Federal Bankruptcy Act.
6	Chapter 13 Bankruptcy	The mortgagor(s) has filed for bankruptcy under Chapter 13 of the Federal Bankruptcy Act.
7	Forbearance
The servicer has authorized a temporary suspension of payments or a repayment plan that calls for periodic payments of less than the scheduled payment, periodic payments at different intervals, etc. to give the mortgagor(s) additional time and a means for bringing the mortgage current by repaying all delinquent installments.

8	Preforeclosure Sale	The mortgagor(s) plans to pursue a preforeclosure sale (a payoff of less than the full amount of our indebtedness) to avoid the expenses of foreclosure proceedings.
9	Drug Seizure	The Department of Justice has decided to seize (or has seized) a property under the forfeiture provision of the Controlled Substances Act.
10	Refinance	The servicer is pursuing a modification arrangement whereby the existing first mortgage is refinanced (paid off) with the proceeds of the new mortgage arranged by us.
11	Assumption	The servicer is working with the mortgagor(s) to sell the property by permitting the purchaser to pay the delinquent installments and assume the outstanding debt in order to avoid a foreclosure.
12	Modification	The servicer is working with the mortgagor(s) to renegotiate the terms of the mortgage in order to avoid foreclosure.
13	Charge-Off
The Servicer is determining whether it is in our best interests to pursue collection efforts or legal actions against the mortgagor(s) (because of a reduced value for the property, a low outstanding mortgage balance, or the presence of certain environmental hazards on the property).

14	Third-Party Sale	We authorized a foreclosure bid equal to the “fair market value” of a property (instead of the “total indebtedness”) in order to encourage third party bidding at the foreclosure sale.
15	Probate	The servicer is waiting to pursue (or complete) foreclosure action because proceedings required to verify a deceased mortgagor’s will are in process.
16	Deed-in-Lieu	We authorized the servicer to accept a voluntary conveyance of the property instead of initiating foreclosure proceedings.
17	Assignment	Use this code to indicate that a mortgage is in the process of being assigned to the insurer or guarantor.
18	REO	Use this action code for REO

LEGEND TWO:
Code	Delinquency Reason	Delinquency Reason Description
1	Curtailment of Income
The delinquency is attributable to a reduction in the mortgagor’s income, such as a garnishment of wages, a change to a lower paying job, reduced commissions or overtime pay, loss of a part- time job, low commodity prices, etc. The mortgagor(s) is expected to recover from such a set-back.

2	Excessive Obligations
The delinquency is attributable to the mortgagor’s having incurred excessive debts (either in a single instance or as a matter of habit) that prevent him or her from making payments on both those debts and the mortgage debt. The mortgagor(s) is expected to recover if debt obligations are reduced.

3	Farm Management/ Business Failure
The delinquency is attributable to having a reduction in income that are the direct result of the farming operation not remaining a viable entity or, at least, unable to generate sufficient cash to meet mortgage obligations.

4	Death of Principal mortgagor(s)	The delinquency is attributable to the death of the principal mortgagor(s).
5	Illness of Principal mortgagor(s)	The delinquency is attributable to a prolonged illness that keeps the principal mortgagor(s) from working and generating income.
6	Illness of mortgagor(s) Family Member	The delinquency is attributable to the principal mortgagor’s having incurred extraordinary expenses as the result of the illness of a family member.
7	Death of mortgagor(s) Family Member	The delinquency is attributable to the principal mortgagor’s having incurred extraordinary expenses as the result of the death of a family member.
8	Marital Difficulties
The delinquency is attributable to problems associated with a separation or divorce, such as a dispute over ownership of the property, a decision not to make payments until the divorce settlement is finalized, a reduction in the income available to repay the mortgage debt, etc.

9	Abandonment of Property	The delinquency is attributable to the mortgagor’s having abandoned the property for reason(s) that are not known by the servicer (because the servicer has not been able to locate the mortgagor(s)).
10	Property Problem
The delinquency is attributable to the condition of the improvements or the property (substandard construction, expensive and extensive repairs needed, subsidence of sinkholes on property, impaired rights of ingress and egress, etc. ) or the mortgagor(s) dissatisfaction with the property or the neighborhood.

11	Inability to Sell Property	The delinquency is attributable to the mortgagor’s having difficulty in selling the property.
12	Inability to Rent Property	The delinquency is attributable to the mortgagor’s needing rental income to make the mortgage payments and having difficulty in finding a tenant.
13	Military Service
The delinquency is attributable to the principal mortgagor’s having been called to active duty status and his or her military pay not being sufficient to enable the continued payment of the existing mortgage debt.

14	Unemployment	The delinquency is attributable to a reduction in income resulting from the principal mortgagor(s) having lost his or her job.
15	Casualty Loss	The delinquency is attributable to the mortgagor’s having incurred a sudden, unexpected property loss as the result of an accident, fire, storm, theft, earthquake, etc.
16	Servicing Problems
The delinquency is attributable to the mortgagor’s being dissatisfied with the way the mortgage servicer is servicing the loan or with the fact that servicing of the loan has been transferred to a new servicer.

17	Payment Adjustment
The delinquency is attributable to the mortgagor’s being unable to make a new payment that resulted from an increase related to a scheduled payment change for a graduated-payment or adjustable- rate mortgage.

18	Payment Dispute
The delinquency is attributable to a disagreement between the mortgagor(s) and the mortgage servicer about the amount of the mortgage payment, the acceptance of a partial payment, or the application of previous payments that results in the mortgagor(s) refusal to make the payment(s) until the dispute is resolved.

19	Transfer of Ownership Pending	The delinquency is attributable to the mortgagor’s having agreed to sell the property and deciding not to make any additional payments.
20	Fraud	The delinquency is attributable to a legal dispute arising out of a fraudulent or illegal action that occurred in connection with the origination of the mortgage (or later).
21	Unable to Contact Borrower	The reason for the delinquency cannot be ascertained because the mortgagor(s) cannot be located or has not responded to the servicer’s inquiries.
22	Incarceration	The delinquency is attributable to the principal mortgagor(s) having been jailed or imprisoned (regardless of whether he or she is still incarcerated).
23	Other	The delinquency is attributable to reasons that are not otherwise included in this list of applicable codes.